EXHIBIT 2

              IA Global, Inc. and Inter Asset Japan and Affiliates
          Commitment of Common Shares At All 2007 Shareholder Meetings
                                 April 18, 2007

         WHEREAS, IA Global, Inc. ("Company") is an American public company which trades on the American Stock Exchange; and,

         WHEREAS, Inter Asset Japan and affiliates, including IAJ, IAJ LBO Fund No 1, PBAA Fund Ltd, Terra Firma Fund Ltd, IA Turkey Equity Portfolio Ltd and Hiroki Isobe collectively ("IAJ") own approximately 76,864,070 or approximately 50.3% of the Company's common stock. These entities have stated in a Schedule 13D that they may be deemed to constitute a "group" for the purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Mr. Hiroki Isobe or Mr. Kyo Nagae control these entitites; and,

         WHEREAS, IAJ has agreed that it is in the best interests for IAJ to commit its common stock shares at all 2007 shareholder meetings to IA Global, Inc. and Mr. Derek Schneideman for voting; and,

         RESOLVED, IAJ has agreed that it is in the best interests for IAJ to commit its common stock shares at all 2007 shareholder meetings to IA Global, Inc. and Mr. Derek Schneideman for voting.

         Agreed by all parties on April 18, 2007.

/s/ Mr. Hiroki Isobe
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Mr. Hiroki Isobe

/s/ Mr. Hiroki Isobe
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PBAA Fund Limited by Mr. Hiroki Isobe, Director

/s/ Mr. Hiroki Isobe
--------------------
Terra Firma Fund Ltd by Mr. Hiroki Isobe, Director

/s/ Mr. Hiroki Isobe
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IA Turkey Equity Portfolio Ltd by Mr. Hiroki Isobe, Director

/s/ Kyo Nagae
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Inter Asset Japan Co. Ltd. by Kyo Nagae, President

/s/ Kyo Nagae
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IAJ  LBO Fund No 1 by Kyo Nagae, President

/s/ Derek Schneideman
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IA Global, Inc. by Derek Schneideman, CEO

/s/ Derek Schneideman
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Derek Schneideman